Exhibit 10.1(a)

INSTRUMENT AMENDING

LYONDELL CHEMICAL COMPANY

EXECUTIVE SUPPLEMENTARY SAVINGS PLAN

Lyondell Chemical Company hereby amends the Lyondell Chemical Company Executive Supplementary Savings Plan (“Plan”), effective as of January 1, 2008, as follows:

A new Section 8.2 is added to the Plan which shall read as follows:

If  Participant is a Key Employee, as defined in the Company’s Executive Deferral Plan, entitled to payment of Benefits due to separation from service, payment shall not begin until six (6) months following the Key Employee’s separation from service; provided, however, that this Section shall apply only if the Company is a corporation any stock in which is publicly traded on an established securities market or otherwise.

A new Section 13.4 is added to the Plan which shall read as follows:

Section 13.4           Effect of Legislation.
It is intended that the provisions of the Plan satisfy the requirements of Code Section 409A and that the Plan be operated in a manner consistent with such requirements to the extent applicable.  Therefore, the Administrative Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Code Section 409A.  If any Plan provision would result in imposition of an excise tax under Code Section 409A, the terms of Code Section 409A shall apply and that Plan provision will be reformed to avoid the excise tax.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument on this 3rd day December, 2007.

ATTEST:                                                                            LYONDELL CHEMICAL COMPANY

BY:   /s/ Mindy G. Davidson                                            BY:            /s/ Dan F. Smith
Assistant Secretary                                                             Dan F. Smith
Chairman, President and
Chief Executive Officer